                                                                    EXHIBIT 12.1

                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)

                                                                                    SIX MONTHS ENDED
                                                                                         JUNE 30,
                                                                                -------------------------
                                                                                  2002            2001         2001         2000
                                                                                ----------     ----------   ----------   ----------

EARNINGS
   Pretax income (loss) from continuing operations before preferred
     interests of subsidiaries ..............................................   $  372,778     $  808,887   $1,206,863   $1,203,681
   Add: Fixed charges excluding capitalized interest and preferred
     interest requirements of consolidated subsidiaries .....................       65,041         71,198      134,484      116,190
                                                                                ----------     ----------   ----------   ----------

   Adjusted Earnings ........................................................   $  437,819     $  880,085   $1,341,347   $1,319,871
                                                                                ==========     ==========   ==========   ==========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
   Interest expense including capitalized interest(1) .......................   $   78,333     $   93,966   $  178,915   $  168,121
   Amortization of debt expense .............................................          800          1,034        2,460        2,726
   Interest component of lease rental expenditures(2) .......................        6,372          5,066        9,858        7,343
   Preferred interest requirements of consolidated subsidiaries .............       10,525(3)          --        8,608           --
                                                                                ----------     ----------   ----------   ----------

   Fixed charges ............................................................       96,030        100,066      199,841      178,190

   Preferred stock dividend requirements(4) .................................       12,815         16,222       32,495       33,386
                                                                                ----------     ----------   ----------   ----------

   Combined Fixed Charges and Preferred Stock Dividends .....................   $  108,845     $  116,288   $  232,336   $  211,576
                                                                                ==========     ==========   ==========   ==========

Ratio of Earnings to Fixed Charges ..........................................         4.56           8.80         6.71         7.41
                                                                                ==========     ==========   ==========   ==========

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends ...         4.02           7.57         5.77         6.24
                                                                                ==========     ==========   ==========   ==========






                                                                                  1999         1998          1997
                                                                               ----------   ----------    ----------

EARNINGS
   Pretax income (loss) from continuing operations before preferred
     interests of subsidiaries ..............................................  $  344,573   $ (187,563)   $  258,640
   Add: Fixed charges excluding capitalized interest and preferred
     interest requirements of consolidated subsidiaries .....................      90,398       78,728        78,531
                                                                               ----------   ----------    ----------

   Adjusted Earnings ........................................................  $  434,971   $ (108,835)   $  337,171
                                                                               ==========   ==========    ==========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
   Interest expense including capitalized interest(1) .......................  $  132,986   $  119,703    $  105,148
   Amortization of debt expense .............................................       4,854        4,496         6,438
   Interest component of lease rental expenditures(2) .......................       5,789        3,808         3,438
   Preferred interest requirements of consolidated subsidiaries .............          --           --            --
                                                                               ----------   ----------    ----------

   Fixed charges ............................................................     143,629      128,007       115,024

   Preferred stock dividend requirements(4) .................................      24,788        2,905            --
                                                                               ----------   ----------    ----------

   Combined Fixed Charges and Preferred Stock Dividends .....................  $  168,417   $  130,912    $  115,024
                                                                               ==========   ==========    ==========

Ratio of Earnings to Fixed Charges ..........................................        3.03           --(5)       2.93
                                                                               ==========   ==========    ==========

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends ...        2.58           --(5)       2.93
                                                                               ==========   ==========    ==========





(1) Apache guaranteed and is contingently liable for certain debt. Fixed charges, relating to the debt for which Apache was contingently liable, have not been included in the fixed charges for any of the periods shown above.

(2) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32 percent to 34 percent applies for all periods presented.

(3) The $11 million represents the total amount required to cover the preferred interest requirements of consolidated subsidiaries of $9 million reported on the Statement of Consolidated Operations. The Company does not receive a tax benefit for a certain portion of preferred interest. Consequently, an additional $2 million of pre-tax earnings is required to cover these fixed charges.

(4) The Company does not receive a tax benefit for its preferred stock dividends. As a result, this amount represents the pre-tax earnings that would be required to cover preferred stock dividends of $8 million.

(5) Earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $237 million and $240 million, respectively, due to the $243 million write-down of the carrying value of United States oil and gas properties.